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                                                                      EXHIBIT 99


                                   CONTACT:               Anthony Lembo
                                                          President, COO, CFO
                                                          Dataflex Corporation
                                                          (813) 562-2200

FOR IMMEDIATE RELEASE

Tuesday, May 12, 1998

 DATAFLEX CORPORATION ANNOUNCES PRELIMINARY YEAR END BASIC AND DILUTED EARNINGS
        OF $.23 AND $.22 PER SHARE ON UNAUDITED NET INCOME OF $1,323,000

Clearwater, FL. Dataflex Corporation announced its results for the quarter and year ended March 31, 1998.

For the year ended March 31, 1998, the Company reported preliminary net income of $1,323,000 or $0.23 basic earnings per share and $.22 diluted earnings per share, on revenues of $150,699,000 as compared to a net loss of $7,756,000, or $1.35 basic and diluted loss per share on revenues of $255,075,000 for the comparable twelve months ended March 31, 1997. The decline in revenues is primarily due to the sale of the Company's Eastern and Midwestern regions and the Kindergarten through 12th Grade Education division (the "Education division"). Excluding the impact of the sale of the Eastern and Midwestern regions and the Education division, revenues increased by $3,635,000, for the year ending March 31, 1998, or 2.5% over the comparable period, ending March 31, 1997.

For the quarter ended March 31, 1998 the Company reported preliminary net income of $100,000 or $0.02 basic and diluted earnings per share, on revenues of $42,743,000 as compared to a net loss of $3,334,000 or $0.58 basic and diluted loss per share on revenues of $44,176,000 for the comparable quarter ended March 31, 1997. The decline in revenues is primarily due to the sale of the Company's Education division in April 1997. Excluding the impact of the sale of the revenues increased by $3,616,000, for the quarter ending March 31, 1998, or 9.2% over the comparable period for the quarter ending March 31, 1997.

Anthony G. Lembo, President and Chief Operating Officer stated, "The results for this quarter and the year ended March 31, 1998, included non-recurring fourth quarter expenses of approximately $150,000 for professional fees related to the pending acquisition by CompuCom Systems, Inc., and $215,000 in income tax expense to true-up the Company's deferred tax asset based on the Company's final tax return for the fiscal year ended March 31, 1997."

Dataflex provides computer products and services to corporations and government organizations through its centralized Telesales facility in Clearwater, Florida. In addition, Dataflex maintains offices in Orlando, Miami and Tallahassee, Florida and Atlanta, Georgia. Dataflex offers systems integration consulting, temporary technical personnel placement through its FlexStaff program, customized technical training, project implementation services and hardware and software product acquisition.


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Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the Company's industry and general economy; competitive factors, risks due to shifts in market demand; the ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.


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                       DATAFLEX CORPORATION (NASDAQ: DFLX)
                            STATEMENTS OF OPERATIONS

             FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MARCH 31*
                                 (UNAUDITED)

                                                   Three Months                                      Twelve Months
                                                   ------------                                      -------------
                                           1998                      1997                    1998                     1997
                                           ----                      ----                    ----                     ----
Revenues                            $   42,743,000            $   44,176,000            $   150,699,000          $   255,075,000

Operating Income (Loss)             $      591,000            $   (2,308,000)           $     2,848,000          $     1,140,000

Interest Expense                    $      167,000            $      501,000            $       388,000          $     4,552,000

Loss on Disposition of Business     $                         $    2,749,000            $                        $     8,979,000

Net Income (Loss)                   $      100,000            $   (3,334,000)           $     1,323,000          $    (7,756,000)

Basic Earnings (Loss) per
         Common Share               $         0.02            $        (0.58)           $          0.23          $         (1.35)

Diluted Earnings (Loss) per
         Common Share               $         0.02            $        (0.58)           $          0.22          $         (1.35)

Weighted Average Common
Shares Outstanding - Basic               5,846,000                 5,731,000                  5,846,000                5,731,000

Weighted Average Common
Shares Outstanding - Diluted             6,048,000                 5,731,000                  6,048,000                5,731,000




* Operating results for the three and twelve months ending March 31, 1997 include the Company's Eastern, Midwestern, and Education division which were sold effective October 1996, October 1996, and April 1997 respectively.